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                                                               EXHIBIT 23.1

                          CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 500,000 shares of common stock for issuance under the Sterling Electronics Corporation 1994 Stock Option Plan of our report dated May 8, 1995, with respect to the consolidated financial statements of Sterling Electronics Corporation, and our report dated June 27, 1995 with respect to the financial statement schedule of Sterling Electronics Corporation, included or incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended April 1, 1995 filed with the Securities and Exchange Commission.

                                               ERNST & YOUNG LLP


Houston, Texas
June 27, 1995